Exhibit 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 1996, which appears in the 1995 Annual Report to Shareholders of Gehl Company, which is incorporated by reference in Gehl Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in such Annual Report on Form 10-K. We also consent to the incorporation by reference in the Registration Statement of our report dated May 15, 1995 appearing in the Annual Report of the Gehl Company Savings Plan on Form 11-K for the year ended December 31, 1994.




   PRICE WATERHOUSE LLP
   Milwaukee, Wisconsin
   April 2, 1996